Exhibit 99.1

Adeona Pharmaceuticals Announces Stock Repurchase Program

Ann Arbor, Michigan, April 7, 2009 -- Adeona Pharmaceuticals, Inc. (AMEX: AEN), a specialty pharmaceutical company dedicated to the awareness, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population, today announced that its Board of Directors has approved a Stock Repurchase Program authorizing the repurchase, from time-to-time of up to $1 million of its common stock, up to a maximum of four (4) million shares at prices of up to $5.00 per share. The Stock Repurchase Program approved by the Board of Directors on April 3, 2009 is intended to remain in effect until December 31, 2009.

Currently, Adeona has 21,193,254 shares of common stock outstanding and no preferred shares. On a fully-diluted basis, Adeona currently has 24,524,478 shares outstanding which includes 2,260,752 options having a weighted average exercise price of $1.59 per share and 1,070,472 warrants having a weighted average exercise price of $3.61 per share.

At December 31, 2008, Adeona had approximately $5.8 million in cash, no long term debt and anticipates that it spent approximately $600,000 during first quarter ended March 31, 2009. Steve H. Kanzer, C.P.A, J.D., Chairman and CEO commented, “Our stock is currently trading at a discount to cash and we have a new near-term commercialization plan as more fully described in our recently filed Form 10-K. We are optimistic about our potential to become a leading provider of proprietary products and brands that relate to the prevention, diagnosis and treatment of conditions associated with subclinical zinc deficiency and chronic copper toxicity in the mature population. We believe that these conditions are highly prevalent and under-recognized in the aging population and may represent an immediate potential multi-billion dollar market for Adeona. We believe Adeona’s common stock to be a very attractive investment and hope that repurchases, if any, under the Stock Repurchase Plan will potentially improve the price of our stock for shareholders, provide additional liquidity for stockholders wishing to sell as well as enhance stockholder value by having fewer outstanding shares."

Under the program, shares may be repurchased from time-to-time in open market transactions at prevailing market prices or in privately negotiated purchases. The timing and actual number of shares purchased will depend on a variety of factors, such as price, corporate and regulatory requirements, alternative investment opportunities, and other market and economic conditions. Repurchases under the program will be funded from available working capital. The program may be commenced, suspended or terminated at any time, or from time-to-time at the discretion of management or the Board of Directors without prior notice. It is possible that Adeona will not purchase any shares under the Stock Repurchase Plan.

Appointment of Josie Taylor, C.P.A. as Secretary and Treasurer

On April 1, 2009, we appointed our Manager of Finance, Josie Taylor, C.P.A., to the additional positions of Secretary and Treasurer. Ms. Taylor has served as our Manager of Finance since January 2007. Prior to joining Adeona, Ms. Taylor served as Manager of Finance for Esperion Therapeutics, Inc., a publicly held company, from October 2000 to April 2004, now a division of Pfizer. From July 1998 to October 2000, Ms. Taylor worked for Arthur Andersen LLP where she was a Senior Auditor. Ms. Taylor received her B.B.A. in Accounting from University of Michigan and is a certified public accountant.

Steve H. Kanzer, C.P.A., J.D., Chairman and CEO stated, “We are grateful that Ms. Taylor has agreed to join us as an officer of Adeona. As Manager of Finance, Ms. Taylor has proven to be an extremely valuable and productive employee of Adeona. As we transition Adeona into a commercial company and initiate sales and marketing of our proprietary products and brands, the first of which is an internet-based website and product that we intend to launch in the next several days, we optimistically expect Ms. Taylor’s accounting and financial duties to increase and are grateful that she has joined our ranks as an officer of the company."

About Adeona Pharmaceuticals, Inc.

Adeona Pharmaceuticals, Inc. (AMEX: AEN) is a specialty pharmaceutical company dedicated to the awareness, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population. Adeona believes that such conditions may contribute to the progression of debilitating degenerative diseases, including, dry age-related macular degeneration (dry AMD), Alzheimer’s disease (AD) and mild cognitive impairment (MCI) in susceptible persons. Adeona is also developing a number of late-stage clinical drug candidates for the treatment of rheumatoid arthritis and multiple sclerosis. For further information, please visit, www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding designing additional clinical trials for oral dnaJP1, Zinthionein, flupirtine, or Trimesta. Adeona is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, regulatory limitations relating to the company’s ability to promote or commercialize its products for awareness, prevention, diagnosis or treatment of subclinical zinc deficiency and chronic copper toxicity, a lack of acceptance of Adeona's product candidates in the marketplace, a failure of the company to become or remain profitable, that we will continue to meet the continued listing requirements of the American Stock Exchange (which unlike other exchanges does not require us to maintain any minimum bid price with respect our stock but does require us to maintain a minimum of $4 million in stockholders’ equity during the current year, for example), our inability to obtain the capital necessary to fund the company's research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Adeona’s report on Form 10-K for the year ended December 31, 2008 and any other filings with the SEC. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Contact:

Steve H. Kanzer, CPA, JD
Chairman and CEO
(734) 332-7800 x39